Exhibit 99.3

Paragon Branch

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Xenith Bankshares, Inc.

We have audited the accompanying Paragon Branch Statement of Assets Acquired and Liabilities Assumed by Xenith Bankshares, Inc. and Subsidiary as of December 31, 2010, and the Paragon Branch Statement of Revenues and Direct Expenses for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the assets acquired, liabilities assumed and revenues and direct expenses associated with the asset and liabilities of the Richmond, Virginia branch office of Paragon Commercial Bank as of December 31, 2010, and for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

October 14, 2011

PARAGON BRANCH

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

BY XENITH BANKSHARES, INC. AND SUBSIDIARY

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

(in thousands)	(Unaudited) June 30, 2011	December 31, 2010
Assets acquired
Cash	$115	$129
Loans, net of allowance for loan and lease losses, 2011 - $927; 2010 - $926	56,949	56,791
Accrued interest receivable	206	213
Transportation equipment	5	8

Total assets acquired	$57,275	$57,141

Liabilities
Deposits
Demand and money market	$74,248	$69,178
Time	4,057	4,737

Total deposits	78,305	73,915
Accrued interest payable	7	26
Other liabilities	249	218

Total liabilities assumed	78,561	74,159

Net liabilities assumed	$21,286	$17,018

See notes to financial statements.

PARAGON BRANCH

STATEMENT OF REVENUES AND DIRECT EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2010 AND

THE SIX-MONTH PERIODS ENDED JUNE 30, 2011 AND 2010

	Year ended	(Unaudited) Six months ended
(in thousands)	December 31, 2010	June 30, 2011	June 30, 2010
Interest income
Interest and fees on loans	$3,395	$1,751	$1,623

Total interest income	3,395	1,751	1,623

Interest expense
Interest-bearing checking and money market	729	265	370
Time deposits	83	36	41
Repurchase agreements	40	9	21

Total interest expense	852	310	432

Net interest income	2,543	1,441	1,191
Provision for loan and lease losses	355	1	46

Net interest income after provision for loan and lease losses	2,188	1,440	1,145

Noninterest income
Service charges and fees	28	9	19

Total noninterest income	28	9	19

Noninterest expense
Salaries and employee benefits	888	388	486
FDIC and other supervisory assessments	253	189	103
Occupancy	290	134	143
Data processing, technology and communications	124	71	52
Equipment expense	98	40	47
Franchise, property and sales taxes	116	60	59
Other	180	56	87

Total noninterest expense	1,949	938	977

Revenues less direct expenses	$267	$511	$187

See notes to financial statements.

Note 1. Acquisition of Certain Assets and Liabilities of the Richmond Branch of Paragon Commercial Bank

Effective July 29, 2011, Xenith Bank, a Virginia banking corporation (“Xenith”) and wholly owned subsidiary of Xenith Bankshares, Inc. (the “Company”), completed the acquisition of select loans totaling approximately $58 million and related assets associated with the Richmond, Virginia branch office (the “Branch”) of Paragon Commercial Bank, a North Carolina banking corporation (“Paragon”), and the assumption of certain select deposit accounts totaling approximately $77 million and related liabilities associated with the Branch (the “Paragon Transaction”).

The Paragon Transaction was completed in accordance with the terms of the Amended and Restated Purchase and Assumption Agreement, dated as of July 25, 2011 (the “Paragon Agreement”), between Xenith and Paragon. Under the terms of the Paragon Agreement, Paragon retained the real and personal property associated with the Branch office and, subject to the receipt of required regulatory approvals, the Branch office will be closed. Under the terms of the Paragon Agreement, at the closing of the Paragon Transaction, Paragon made a cash payment to Xenith in the amount of $17.3 million, subject to adjustment as provided in the Paragon Agreement.

Note 2. Basis of Presentation

The accompanying statements of assets acquired and liabilities assumed as of June 30, 2011 and December 31, 2010 and the related statements of revenue and direct expenses for the year ended December 31, 2010 and the six-month periods ended June 30, 2011 and June 30, 2010 have been prepared for inclusion in a Current Report on Form 8-K to be filed by the Company and are not intended to be a complete presentation of the Branch’s assets, liabilities, revenues and expenses.

In accordance with the relief granted in the letter, dated August 19, 2011 from the staff of the Division of Corporation Finance of the Securities and Exchange Commission to the Company, the statements presented include only those assets acquired and liabilities assumed pursuant to the Paragon Agreement and include only those revenues, consisting solely of interest and fee income, and only those expenses directly associated with the acquired assets and assumed liabilities. The accompanying financial statements have been prepared from the accounting records maintained by Paragon. The Branch has not been accounted for as a separate legal entity, subsidiary or division of Paragon and stand-alone financial statements have never been prepared for the Branch. It is impracticable to provide full financial statements, which would include the allocation of certain corporate expenses to the Branch. Expenses that are not directly related to the acquired assets and assumed liabilities and that are omitted from the accompanying financial statements include, but are not limited to, corporate overhead, such as expenses related to the maintenance of Paragon’s corporate headquarters, interest expense related to Paragon borrowings, and corporate income taxes. Certain expenses have been allocated to the Paragon Branch based on estimated usage. The financial statements are not indicative of the financial condition or results of operations for the acquired Branch due to changes in the business and the omission of various operating expenses and the inclusion of various operating expenses that will not continue in the future. Future results of operations and financial position could differ materially from the historical results presented herein.

All dollar amounts included in the tables in these notes are in thousands.

Note 3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal balance adjusted for charge-offs, the allowance for loan and lease losses, and any deferred fees or costs or originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed and any subsequent payments received are applied only to the outstanding principal balance.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management’s best estimate of the amount needed to provide for losses that are inherent in the portfolio. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan and lease losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Management analyzes the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan and lease losses.

Loans are considered impaired when it is probable that all amounts due will not be collected in accordance with the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary, if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require adjustments to the allowance for loan and lease losses based on their judgments about information available to them at the time of their examination.

Note 4. Loans

The following table presents the composition of acquired loans as of the dates stated:

	(Unaudited) June 30, 2011		December 31, 2010
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$36,183	62.5%	$36,065	62.5%
Commercial real estate	18,862	32.6%	18,873	32.7%
Residential real estate	2,107	3.6%	2,134	3.7%
Consumer	724	1.3%	644	1.1%

Total loans	57,876	100.0%	57,717	100.0%
Allowance for loan and lease losses	(927)		(926)

Total loans, net of allowance	$56,949		$56,791

The following table presents the activity in the allowance for loan losses relating to the acquired loans as of the dates stated:

	(Unaudited) Six months ended June 30, 2011	Year ended December 31, 2010
Balance at beginning of period	$926	$571
Provision for loan and lease losses	1	355

Balance at end of period	$927	$926

There were no loans deemed impaired as of June 30, 2011 or December 31, 2010.

Note 5. Deposits

The following table presents the composition of assumed deposits as of the dates stated:

	(Unaudited) June 30, 2011	December 31, 2010
Noninterest-bearing demand deposits	$23,080	$20,624
Interest-bearing:
Demand and money market	51,168	48,554
Time deposits of $100,000 or more	3,474	4,104
Other time deposits	583	633

Total deposits	$78,305	$73,915